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                                                                     EXHIBIT 5.1


                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]


                                  July 14, 1998


NetManage, Inc.
10725 North De Anza Boulevard
Cupertino, California  95014

            RE:  Registration Statement on Form S-4

Ladies and Gentlemen:

            We have examined the Registration Statement on Form S-4 filed by you with the Securities Exchange Commission (the "Commission") on or about this date (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock, par value $0.01 per share issuable pursuant to the Agreement and Plan of Reorganization among you, FTP Software, Inc. and Amanda Acquisition Corp. dated June 15, 1998, as amended, (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

            It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

            We consent to the use of this Opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Joint Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ WILSON SONSINI GOODRICH & ROSATI